Exhibit 99.2

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100
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For Further Information:

AT OLD REPUBLIC:                        AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                             George Zagoudis
Chairman & CEO                          General Information
(312) 346-8100                          (312) 640-6663
                                        gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE                                                 ORI:  NYSE
THURSDAY, MAY 12, 2005


                          OLD REPUBLIC DECLARES HIGHER
                          CASH DIVIDEND ON COMMON STOCK

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CHICAGO,  May 12, 2005 - The Board of Directors  of Old  Republic  International
Corporation (NYSE: ORI) today declared a quarterly cash dividend on the common stock of 17 cents per share. This dividend is payable June 15, 2005 to shareholders of record on June 3, 2005, and reflects an increase of 30.8 percent over the rate that prevailed through March, 2005.

This latest dividend increase marks the twenty-fourth consecutive year that Old Republic has boosted its cash dividend rate, and it has paid cash dividends without interruption for 64 years.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, mortgage guaranty and title insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $10.6 billion and capitalization of $4.0 billion. Its current stock market valuation is approximately $4.3 billion.


For the latest news  releases  and other  corporate  documents  on Old  Republic
                    International visit www.oldrepublic.com




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